Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED OFFICE LEASE

This FIRST AMENDMENT TO AMENDED AND RESTATED OFFICE LEASE (“First Amendment”) is made and entered into as of the 22nd day of September, 2006, by and between KILROY REALTY, L.P., a Delaware limited partnership (“Landlord”), and FAVRILLE, INC., a Delaware corporation  (“Tenant”).

R E C I T A L S :

A.            Landlord and Tenant entered into that certain Amended and Restated Office Lease dated as of October 31, 2005 (the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises consisting of 79,871 rentable square feet of space (“Existing Premises”) and comprising the entire building located at 10421 Pacific Center Court, San Diego, California  92121 (the “10421 Building”).  The Existing Premises is referred to in the Lease as the “10421 Premises.”

B.            Tenant desires to expand the Existing Premises to include that certain space consisting of approximately 48,709 rentable square feet of space (the “Expansion Premises”), and comprising the entire building located at 10445 Pacific Center Court, San Diego, California  92121 (the “10445 Building”) as delineated on Exhibit A attached hereto and made a part hereof.  The Expansion Premises is referred to in the Lease as the “10445 Premises,” and the 10421 Building and the 10445 Building are part of the project commonly known as “Pacific Corporate Center.”  In connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Capitalized Terms.  All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

2.             Premises.

2.1.          Modification of Premises.  Effective as of the date (the “Expansion Commencement Date”) which is ninety-one (91) days following the date that Landlord commences the construction of the “Improvements” (as that term is defined in Section 2.1 of the First Amendment Work Letter attached hereto as Exhibit B (the “First Amendment Work

Letter”)) in the Expansion Premises after the termination or expiration of the “Existing Lease” as provided in Section 11, below, Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises.  Tenant acknowledges and agrees that the Expansion Commencement Date may occur prior to the “Substantial Completion of the Improvements” (as that term is defined in Section 5.4 of the First Amendment Work Letter).  Consequently, effective upon the Expansion Commencement Date, the Premises (as that term is defined in the Lease) shall be increased to include the Expansion Premises.  Landlord and Tenant hereby acknowledge that such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 128,580 rentable square feet.  The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the “Premises.”

2.2.          Verification of Rentable Square Feet of Expansion Premises.  For purposes of the Lease, the “rentable square feet” of the Expansion Premises shall be calculated pursuant to the Building Owners and Managers Association Standard Method of Measuring Floor Area in Industrial Building, and it accompanying guidelines (“BOMA”).  Within thirty (30) days after the Expansion Commencement Date, Tenant’s space planner/architect shall measure the rentable square feet of the Expansion Premises in accordance with the provisions of this Section, and the results thereof shall be presented to Landlord in writing.  Landlord’s space planner/architect may review Tenant’s space planner/architect’s determination of the number of rentable square feet of the Expansion Premises and Landlord may, within fifteen (15) business days after Landlord’s receipt of Tenant’s space planner/architect’s written determination, object to such determination by written notice to Tenant.  Landlord’s failure to deliver written notice of such objection within said fifteen (15) business day period shall be deemed to constitute Landlord’s acceptance of Tenant’s space planner/architect’s determination.  If Landlord objects to such determination, Landlord’s space planner/architect and Tenant’s space planner/architect shall promptly meet and attempt to agree upon the rentable square footage of the Expansion Premises.  If Landlord’s space planner/architect and Tenant’s space planner/architect cannot agree on the rentable square footage of the Expansion Premises within thirty (30) days after Landlord’s objection thereto, Landlord and Tenant shall mutually select an independent third party space measurement professional to field measure the Expansion Premises pursuant to BOMA.  Such independent third party measurement professional’s determination shall be conclusive and binding on Landlord and Tenant.  Landlord and Tenant shall each pay one-half (½) of the fees and expenses of the independent third party space measurement professional.  To the extent the Lease Term commences prior to such final determination, Tenant’s determination shall be utilized until a final determination is made, whereupon an appropriate adjustment, if necessary, shall be made retroactively, and Landlord, or Tenant, as applicable, shall make appropriate payment to the other.  In the event that it is determined, pursuant to the procedure described in this Section above, that the square footage amounts shall be different from those set forth in this Amendment, all amounts, percentages and figures appearing or referred to in this Amendment based upon such incorrect amount shall be modified in accordance with such determination.  Such final determination shall be confirmed in writing between Landlord and Tenant.

2.3.          Use of the Premises.  Tenant’s use of the Expansion Premises shall be subject to all of the TCCs of the Lease; provided, however, with respect to the Expansion Premises only, and provided any such use is legally permissible, Tenant shall use the Expansion Premises solely for general office use, research and development, warehousing, biotechnology

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labs, pharmaceutical manufacturing (in accordance with cGMP), and any other uses related thereto, all pursuant to the applicable zoning and the Pacific Corporate Center P.I.D.

2.4.          Maintenance and Repair of the Premises.  Tenant’s maintenance and repair obligations with respect to the Expansion Premises shall  subject to all of the TCCs of the Lease; provided, however Tenant shall keep the Expansion Premises in first class order, repair, condition and appearance at all times during the Expansion Term in a manner consistent with the “Comparable Buildings,” as that term is defined in Section 3.2.2, below.

3.             Lease Term.

3.1.          Expansion Term.  The term of Tenant’s lease of the Expansion Premises (the “Expansion Term”) shall commence on the Expansion Commencement Date and expire coterminously with Tenant’s Lease of the Existing Premises on the Lease Expiration Date (i.e.,  June 20, 2025), unless sooner terminated as provided in the Lease, as hereby amended.

3.2.          Expansion Term Option Right.

3.2.1.       Option Right.  Landlord hereby grants the Original Tenant, its Affiliates and any Permitted Assignee, two (2) options to extend the Expansion Term for the entire Expansion Premises each by a period of five (5) years (each, an “Option Term”) as set forth in this Section 3.2.  The TCCs of Section 2.2 of the Lease shall not be applicable to the Expansion Premises.  Such options shall be exercisable only by Notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such Notice, Tenant is not in default under the Lease (as amended, beyond any applicable notice and cure periods).  Upon the proper exercise of an option to extend, and provided that, as of the end of the then applicable Expansion Term, Tenant is not in default under the Lease (as amended, beyond any applicable notice and cure periods), the Expansion Term, as it applies to the entire Expansion Premises, shall be extended for a period of five (5) years.

3.2.2.       Option Rent.  The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the Market Rent as set forth below.  For purposes of this Section 3.2, the term “Market Rent” shall mean rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants, as of the commencement of the applicable term are, pursuant to transactions completed within the twenty-four (24) months prior to the date Tenant delivers to Landlord the “Exercise Notice,” as that term is set forth below, leasing non-sublease, non-encumbered, non-synthetic, non-equity space (unless such space was leased pursuant to a definition of “fair market” comparable to the definition of Market Rent) comparable in size, location and quality to the Expansion Premises for a “Comparable Term,” as that term is defined in this Section 3.2.2 (the “Comparable Deals”), which comparable space is located in the “Comparable Buildings,” as that term is defined in this Section 3.2.2, giving appropriate consideration to the annual rental rates per rentable square foot (adjusting the base rent component of such rate to reflect a net value after accounting for whether or not utility expenses are directly paid by the tenant such as Tenant’s direct utility payments provided for in Section 6.1 of the Lease), the standard of measurement by which the rentable square footage is measured, parking ratios, general access to such Comparable Buildings, the general visibility of such Comparable Buildings, and taking into

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consideration only, and granting only, the following concessions (provided that the rent payable in Comparable Deals in which the terms of such Comparable Deals are determined by use of a discounted fair market rate formula shall be equitably increased in order that such Comparable Deals will not reflect a discounted rate) (collectively, the “Rent Concessions”):  (a) rental abatement concessions or build-out periods, if any, being granted such tenants in connection with such comparable spaces; (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account the value of the existing improvements in the Expansion Premises, such value to be based upon the age, quality and layout of the improvements and the extent to which the same can be utilized by this particular Tenant, (c) Proposition 13 protection, and (d) all other monetary concessions, if any, being granted such tenants in connection with such comparable space; provided, however, that notwithstanding anything to the contrary herein, no consideration shall be given to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with the applicable term or the fact that the Comparable Deals do or do not involve the payment of real estate brokerage commissions.  The term “Comparable Term” shall refer to the length of the lease term, without consideration of options to extend such term, for the space in question.  In addition, the determination of the Market Rent shall include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s rent obligations during any Option Term.  Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions upon tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants).  If in determining the Market Rent, Tenant would, pursuant to the Comparable Deals and the Rent Concessions set forth therein, otherwise be entitled to a tenant improvement or comparable allowance for the improvement of the Expansion Premises (the “Option Term TI Allowance”), Tenant shall not be entitled, and shall not be compelled, to receive such Option Term TI Allowance and Landlord shall reduce the rental rate component of the Market Rent to be an effective rental rate which takes into consideration that Tenant will not receive any Option Term TI Allowance.  The term “Comparable Buildings” shall mean the Building and other office and research/development buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation as to the building containing the portion of the Expansion Premises in question), quality of construction, level of services and amenities, size and appearance, and are located in the Sorrento Mesa area of San Diego, California (the “Comparable Area”).

3.2.3.       Exercise of Option.  The option contained in this Section 3.2 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 3.2.3.  Tenant shall deliver notice (the “Exercise Notice”) to Landlord not more than fifteen (15) months nor less than nine (9) months prior to the expiration of the then Expansion Term, stating that Tenant is exercising its option.  Concurrently with such Exercise Notice, Tenant shall deliver to Landlord Tenant’s calculation of the Market Rent (the “Tenant’s Option Rent Calculation”).  Landlord shall deliver notice (the “Landlord Response Notice”) to Tenant on or before the later to occur of (i) the date which is thirty (30) days after Landlord’s receipt of the Exercise Notice and Tenant’s Option Rent Calculation, and (ii) the date which is nine (9) months prior to the expiration of the then Expansion Term (the “Landlord Response Date”), stating that (A) Landlord is accepting Tenant’s Option Rent Calculation as the Market Rent, or (B) rejecting

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Tenant’s Option Rent Calculation and setting forth Landlord’s calculation of the Market Rent (the “Landlord’s Option Rent Calculation”).  Within ten (10) business days of its receipt of the Landlord Response Notice, Tenant may, at its option, accept the Market Rent contained in the Landlord’s Option Rent Calculation.  If Tenant does not affirmatively accept or Tenant rejects the Market Rent specified in the Landlord’s Option Rent Calculation, the parties shall follow the procedure, and the Market Rent shall be determined as set forth in Section 3.2.5.

3.2.4.       No Defaults; Required Financial Condition of Tenant.  The rights contained in this Section 3.2 shall be personal to the Original Tenant, its Affiliates and any Permitted Assignee and may only be exercised by such Original Tenant, Affiliate or Permitted Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in the Lease, as amended) if the Original Tenant, Affiliate and/or Permitted Assignee occupies not less than one hundred percent (100%) of the then existing Expansion Premises.  The right to extend the Expansion Term as provided in this Section 3.2 may not be exercised if, as of the date of the attempted exercise of the extension option by Tenant, or as of the commencement date of such Option Term, (A) Tenant is in economic or material default pursuant to the terms of the Lease (as amended, beyond any applicable notice and cure periods), (B) Tenant has previously been in economic or material default under the Lease (as amended, beyond any applicable notice and cure periods) during the previous twenty-four (24) month period, or (C) Tenant fails to satisfy the “Threshold Requirements,” as that term is set forth in Section 21.2.2 of the Lease.

3.2.5.       Determination of Market Rent.  In the event Tenant objects or is deemed to have objected to the Market Rent, Landlord and Tenant shall attempt to agree upon the Market Rent using reasonable good-faith efforts.  If Landlord and Tenant fail to reach agreement within sixty (60) days following Tenant’s objection or deemed objection to the Landlord’s Option Rent Calculation (the (the “Outside Agreement Date”), then (i) in connection with the Option Rent, Landlord’s Option Rent Calculation and Tenant’s Option Rent Calculation, each as previously delivered to the other party, shall be submitted to the arbitrators pursuant to the TCCs of this Section 3.2.4, and (ii) in connection with any other contested calculation of market Rent, the parties shall each make a separate determination of the Market Rent and shall submit the same to the arbitrators pursuant to the TCCs of this Section 3.2.5.  The submittals shall be made concurrently with the selection of the arbitrators pursuant to this Section 3.2.5 and shall be submitted to arbitration in accordance with Section 3.2.5.1 through 3.2.5.5 of this First Amendment, but subject to the conditions, when appropriate, of Section 3.2.3.

3.2.5.1.    Landlord and Tenant shall mutually and reasonably select and appoint one arbitrator who shall by profession be a real estate broker, appraiser or attorney (the “Neutral Arbitrator”) who shall have been active over the five (5) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of first-class office/lab/manufacturing properties in the Comparable Area.  The determination of the Neutral Arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rent, is the closest to the actual Market Rent as determined by the Neutral Arbitrator, taking into account the requirements of Section 3.2.2 of this First Amendment.  Such Neutral Arbitrator shall be appointed within thirty (30) days after the applicable Outside Agreement Date.  Neither the Landlord nor Tenant may, directly or indirectly, consult with the Neutral

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Arbitrator prior to subsequent to his or her appearance.  The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

3.2.5.2.    Within thirty (30) days of the appointment of the Neutral Arbitrator, such Neutral Arbitrator shall reach a decision as to Market Rent and determine whether the Landlord’s or Tenant’s determination of Market Rent as submitted pursuant to Section 3.2.5.1 and Section 3.2.3 of this First Amendment is closest to Market Rent as determined by such Neutral Arbitrator and simultaneously publish a ruling (“Award”) indicating whether Landlord’s or Tenant’s submitted Market Rent is closest to the Market Rent as determined by the Neutral Arbitrator.  Following notification of the Award, the Landlord’s or Tenant’s submitted Market Rent determination, whichever is selected by the Neutral Arbitrator as being closest to Market rent shall become the then applicable Market Rent.

3.2.5.3.    The Award issued by the Neutral Arbitrator shall be binding upon Landlord and Tenant.

3.2.5.4.    If Landlord and Tenant fail to agree upon and appoint the Neutral Arbitrator, then either party may petition Judicial Arbitration & Mediation Services, Inc. (“JAMS”) to designate an independent third party to appoint the Neutral Arbitrator, subject to criteria in Section 3.2.5.1 of this First Amendment.

3.2.5.5.    The cost of arbitration shall be paid by the party (either Landlord or Tenant) whose Market Rent is not selected by the Neutral Arbitrator.

3.3.          Expansion Premises Termination Right.  Notwithstanding anything to the contrary in the Lease (as hereby amended), Tenant shall have one-time option to terminate and cancel the Lease with respect to the Expansion Premises only effective as of June 1, 2017 (the “Termination Date”) upon Tenant’s delivery of written notice to Landlord (the “Termination Notice”), which notice shall be delivered to Landlord on or before December 31, 2016.  Subject to Landlord’s timely receipt of the Termination Notice, the Lease (as hereby amended) with respect to the Expansion Premises only shall automatically terminate and be of no further force or effect, and Landlord and Tenant shall be relieved of their respective obligations under the Lease (as hereby amended) with respect to the Expansion Premises, as of the Termination Date, except with respect to those obligations set forth in the Lease (as amended) which specifically survive the expiration or earlier termination of the Lease, including, without limitation, the payment by Tenant of all amounts owed by Tenant under the Lease (as hereby amended) with respect to the Expansion Premises arising or accruing prior to the Termination Date.  The termination rights granted to Tenant under this Section 3.3 are personal to the Original Tenant, any Affiliate or a Permitted Assignee and may not be assigned or transferred to any other person or entity.

4.             Base Rent.

4.1.          Existing Premises.  Notwithstanding anything to the contrary in the Lease as hereby amended, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of Article 3 of the Lease.

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4.2.          Expansion Premises.  Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows:

Lease Years, Commencing on the Expansion Commencement Date, During Expansion Term	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
1	$818,311.20	$68,192.60	$1.4000
2	$846,952.09	$70,579.34	$1.4490
3	$876,595.42	$73,049.62	$1.4997
4	$907,276.25	$75,606.35	$1.5522
5	$939,030.92	$78,252.58	$1.6065
6	$971,897.01	$80,991.42	$1.6628
7	$1,005,913.40	$83,826.12	$1.7210
8	$1,041,120.37	$86,760.03	$1.7812
9	$1,077,559.58	$89,796.63	$1.8435
10	$1,115,274.17	$92,939.51	$1.9081
11	$1,154,308.76	$96,192.40	$1.9748
12	$1,194,709.57	$99,559.13	$2.0440
13	$1,236,524.41	$103,043.70	$2.1155
14	$1,279,802.76	$106,650.23	$2.1895
15	$1,324,595.86	$110,382.99	$2.2662
16	$1,370,956.71	$114,246.39	$2.3455
17	$1,418,940.20	$118,245.02	$2.4276
18	$1,468,603.10	$122,383.59	$2.5125
19	$1,520,004.21	$126,667.02	$2.6005
20 though Lease Expiration Date	$1,573,204.36	$131,100.36	$2.6915

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On or before the Expansion Commencement Date, Tenant shall pay to Landlord the Base Rent payable for the Expansion Premises for the first full month of the Expansion Term.

5.             Tenant’s Share of Building Direct Expenses.

5.1.          Existing Premises.  Notwithstanding anything in the Lease, as hereby amended, to the contrary, Tenant shall continue to pay Tenant’s Share of Direct Expenses in connection with the Existing Premises and attributable to the 10421 Building in accordance with the terms of the Lease.

5.2.          Expansion Premises.  Except as specifically set forth in this Section 5.2, commencing on the Expansion Commencement Date, Tenant shall pay Tenant’s Share of Direct Expenses in connection with the Expansion Premises in accordance with the terms of Article 4 of the Lease, provided that with respect to the calculation of Tenant’s Share of Direct Expenses in connection with the Expansion Premises and attributable to the 10445 Building, Tenant’s Share shall equal 100%.

6.             Abated Rent.  In the event that Tenant is not then in economic default of the Lease (as hereby amended, and beyond any applicable notice and cure period), then during the twelve month period commencing on the Expansion Commencement Date and ending on the day immediately prior to the first anniversary of the Expansion Commencement Date (the “Rent Abatement Period”), Tenant shall only be obligated to pay one-half (½) of (i) the Base Rent and (ii) Tenant’s Share of Direct Expenses, which are otherwise attributable to the Expansion Premises during such Rent Abatement Period (the “Rent Abatement”).  To the extent that Tenant is in such economic default of the Lease (as hereby amended, and beyond any applicable notice and cure period) as of the first day of any calendar month that is part of the Rent Abatement Period, then Tenant shall be obligated to immediately pay the full amount of the Base Rent and Tenant’s Share of Direct Expenses otherwise (but for the Rent Abatement) attributable to the Expansion Premises during such calendar month (each such month, a “Deferred Abatement Month”); provided, however, that following Tenant’s full payment of any and all such amounts and Tenant’s cure of any such economic default, the Rent Abatement Period shall be extended one (1) month for each Deferred Abatement Month; provided further, however, in no event shall the total dollar amount of such Rent Abatement exceed the dollar amount of the Rent Abatement otherwise attributable to the first twelve months immediately following the Expansion Commencement Date.

7.             Expansion Improvements.  Except as specifically set forth herein, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, “as-is” condition.  The improvements in the Expansion Premises shall be constructed pursuant to the terms of the First Amendment Work Letter.  The terms and conditions of the First Amendment Work Letter shall not be applicable to the construction of the Existing Premises.

8.             Parking.  Effective as of the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall be entitled to utilize, without charge, up to one hundred ninety-four (194) unreserved parking passes in connection with Tenant’s lease of the

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Expansion Premises (the “Expansion Parking Passes”) (i.e., four (4) unreserved parking spaces for every 1,000 rentable square feet of the Expansion Premises).  Except as set forth in this Section 8, Tenant’s use of the Expansion Parking Passes shall be in accordance with the provisions of Article 28 of the Lease.

9.             Security Deposit.  Landlord and Tenant acknowledge that, in accordance with Section 21.1 of the Lease, Tenant has previously delivered the sum of Three Hundred Fifty-Five Thousand Seven Hundred Twenty-Seven and 60/100 Dollars ($355,727.60) (the “Existing Security Deposit”) to Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease with respect to the Existing Premises.  Landlord shall continue to retain the Existing Security Deposit as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease, as hereby amended, with respect to the Expansion Premises.  Notwithstanding the foregoing, to the extent that Tenant timely elects to exercise its termination right with respect to the Expansion Premises as set forth in Section 3.3, above, then subject to the terms and conditions of Section 21.1 of the Lease, the amount of the Security Deposit shall be reduced to Two Hundred Eight-Seven Thousand Five Hundred Thirty-Five and No/100 Dollars ($287,535.00) and Landlord shall, within forty-five days following the Termination Date, return an amount equal to Sixty-Eight Thousand One Hundred Ninety-Two and 60/100 Dollars ($68,192.60) to Tenant.

10.           Broker.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than Colliers International (the “Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party.  The terms of this Section 10 shall survive the expiration or earlier termination of this First Amendment.

11.           Landlord’s Ability to Commence Construction of Improvements.  Landlord and Tenant hereby acknowledge that the Expansion Premises is currently occupied by a third-party (the “Existing Tenant”) pursuant to an existing lease between Landlord and the Existing Tenant (the “Existing Lease”).  Consequently, Landlord shall only have the ability to commence the construction of the Improvements as set forth in the First Amendment Work Letter following the earlier to occur of (i) the expiration of the Existing Lease (anticipated to be November 30, 2006), and (ii) any earlier termination of the Existing Lease following the full execution and unconditional delivery (i.e., no conditions to the effectiveness of such termination agreement) of a lease termination agreement with respect to the Existing Lease (the “Existing Lease Termination Agreement”), in a manner acceptable to Landlord in its sole and absolute discretion.  Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord’s inability or failure to obtain possession of the Expansion Premises in order to commence construction of the Improvements, or Landlord’s delay in obtaining possession of the Expansion Premises in order to commence construction of the Improvements.

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12.           No Further Modification.  Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”:

KILROY REALTY, L.P.,
a Delaware limited partnership

By:	Kilroy Realty Corporation, a Maryland corporation, General Partner

By: /s/ Jeffrey C. Hawken

	Its:	Executive Vice President
Chief Operating Officer

By:	/s/ John T. Fucci

	Its:	Sr. Vice President Asset Management

“TENANT”:

FAVRILLE, INC.,
a Delaware corporation

By:	/s/ Tamara A. Seymour

Its:	CFO

By:	/s/ John P. Longenecker

Its:	CEO

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EXHIBIT A

PACIFIC CORPORATE CENTER

OUTLINE OF EXPANSION PREMISES

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EXHIBIT B

PACIFIC CORPORATE CENTER

FIRST AMENDMENT WORK LETTER

This First Amendment Work Letter shall set forth the terms and conditions relating to the construction of the Expansion Premises which shall be referred to in this First Amendment Work Letter as the “Premises.”  This First Amendment Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises.  All references in this First Amendment Work Letter to Sections of “this Amendment” shall mean the relevant portion of the First Amendment to which this First Amendment Work Letter is attached as Exhibit B and of which this First Amendment Work Letter forms a part, all references in this First Amendment Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of Articles 1 through 29 of the Amended and Restated Office Lease being amended by this Amendment, and all references in this First Amendment Work Letter to Sections of “this First Amendment Work Letter” shall mean the relevant portions of Sections 1 through 5 of this First Amendment Work Letter.

SECTION 1

PREMISES AND BASE BUILDING

The “Base Building,” as that term is defined in Section 8.2 of the Lease, shall be in good condition and working order and shall comply with applicable building codes and other governmental laws, ordinances and regulations which were enacted prior to the date of this Amendment to the extent the same would be required to obtain a certificate of occupancy on an unoccupied basis as of the date Landlord commences the construction of the Improvements (collectively, the “Code”).  In connection with, and to the extent consistent with, the foregoing obligation, Landlord shall address the issues raised by Tenant in that certain  memorandum prepared by Tenant entitled 10445 PCC Code Compliance Summary and dated October 21, 2005, under the following headings:  “Accessible Parking,” “Curb Ramps,” and “Toilet and Bathing Facilities (Including Dressing & Fitting Rooms).  Tenant shall, except as otherwise set forth in this Lease or in this First Amendment Work Letter, accept the Premises and Base Building from Landlord in their then existing, “as-is” condition, subject to the terms of this First Amendment Work Letter, subject only to punchlist items and Landlord’s obligations set forth in Article 7 of this Lease, including, without limitation, Landlord’s obligation to maintain in accordance with Section7.1 of the Lease the Building Structure.

SECTION 2

IMPROVEMENTS

2.1           Improvement Allowance.  Tenant shall be entitled to a one-time improvement allowance (the “Improvement Allowance”) in the amount of One Million Two Hundred

Thousand and No/100 Dollars ($1,200,000.00) for the costs relating to the initial design and construction of improvements and certain additional costs, all of which are set forth in Section 2.2.1, below, as “Improvement Allowance Items” (the “Improvements”) and Landlord and Tenant hereby acknowledges and agree that all such Improvements shall, upon completion of the same, be and become a part of the Premises and the property of Landlord.  In no event shall Landlord be obligated to make disbursements pursuant to this First Amendment Work Letter in a total amount which exceeds the Improvement Allowance.

2.2           Disbursement of the Improvement Allowance.

2.2.1        Improvement Allowance Items.  Except as otherwise set forth in this First Amendment Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process) for costs related to the construction of the Improvements and for the following items and costs (collectively the “Improvement Allowance Items”):

2.2.1.1       Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this First Amendment Work Letter;

2.2.1.2       The payment of plan check, permit and license fees relating to construction of the Improvements, and the cost of installing and purchasing Tenant’s voice and data cabling (the Improvements Allowance Items set forth in Section 2.2.1.1, above, and in this Section 2.2.1.2, shall, collectively, be known as the “Soft Costs”);

2.2.1.3       The cost of construction of the Improvements, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions;

2.2.1.4       The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5       The cost of any changes to the Construction Drawings or Improvements required by Code;

2.2.1.6       The cost of the “Coordination Fee,” as that term is defined in Section 4.2.2 of this First Amendment Work Letter; and

2.2.1.7       All other costs required or allowed by the terms of this First Amendment Work Letter to be expended by Landlord in connection with the construction of the Improvements.

2.2.2        Other Terms.  Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items.  All Improvement Allowance Items for which the Improvement Allowance has been used shall be deemed Landlord’s property under the terms of this Lease.

2.3           Standard Improvements.  The quality of Improvements shall be equal to or of greater quality than the quality of the currently existing improvements and alterations in the Premises (“Building Standard Improvements”).

2.4           Removal of Enhanced Improvements.  “Enhanced Improvements” shall mean (a) any part of the Improvements which do not constitute Building Standard Improvements; and (b) a configuration of the Improvements which is not usual and customary for either normal occupancy or generic wet/dry lab space.  Landlord may require that Tenant, upon the expiration or any earlier termination of this Lease, remove any Enhanced Improvements in the lab portion of the Premises identified by Landlord concurrently with Landlord’s review and approval of the Approved Working Drawings to the extent such Improvements are unique and particular to Tenant vis-à-vis generic wet/dry lab space (collectively, the “Extraordinary Alterations”), and to repair any damage to the Premises and Building caused by such removal (reasonable wear and tear excepted); provided, however, if Landlord, in its approval of any Enhanced Improvements, fails to address the removal requirement with regard to particular Enhanced Improvements, Landlord shall be deemed to have agreed to waive the removal requirement with regard to such particular Enhanced Improvements; provided further, however, in no event shall identified Extraordinary Alterations include improvements which are industry standard improvements in research and development wet labs.

SECTION 3

CONSTRUCTION DRAWINGS

3.1           Selection of Architect/Construction Drawings.  Tenant shall retain an architect/space planner selected by Tenant, subject to Landlord’s reasonable approval (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1.  Tenant shall retain the engineering consultants selected by Tenant, subject to Landlord’s reasonable approval (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises, which work is not part of the Base Building.  Landlord shall approve or disapprove of Tenant’s proposed Architect or Engineers, as the case may be, within five (5) business days following Tenant’s submission of the name(s) of Tenant’s proposed Architects or Engineers, respectively, together with all documentation and other information reasonably required by Landlord.  The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.”  All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.

3.2           Final Space Plan.  Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced.  The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein.  Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan.  Landlord shall, within ten (10) business days after Landlord’s receipt of the Final Space Plan, (i) approve the Final Space Plan, (ii) approve the Final Space Plan subject to specified conditions to be complied with when the Final Working Drawings are submitted by Tenant to Landlord, or (iii) disapprove the Final Space Plan and return the same to Tenant with detailed requested revisions.  If Landlord disapproves the Final Space Plan, Tenant shall resubmit the Final Space Plan to Landlord, and Landlord shall approve or disapprove of the resubmitted Final Space Plan, based upon the criteria set forth in this Section 3.2 (except that Landlord’s disapproval of the Final Space Plan, as resubmitted, shall be final), within five (5) business days after Landlord receives such resubmitted Final Space Plan.  If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

3.3           Final Working Drawings.  After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below.  Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (which may be done by subspecialty if such subspecialty will be separately permitted by the City) (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval.  Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings.  Landlord shall, within ten (10) business days after Landlord’s receipt of the Final Working Drawings, (i) approve the Final Working Drawings, (ii) approve the Final Working Drawings subject to specified conditions to be satisfied by Tenant prior to submitting the Approved Working Drawings for permits as set forth in Section 3.4, below, or (iii) disapprove the Final Working Drawings and return the same to Tenant with detailed requested revisions.  If Landlord disapproves the Final Working Drawings, Tenant shall resubmit the Final Working Drawings to Landlord, and Landlord shall approve or disapprove of the resubmitted Final Working Drawings (except that Landlord’s disapproval of the Final Working Drawings, as resubmitted, shall be final), within five (5) business days after Landlord receives such resubmitted Final Working Drawings.  If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.  In addition, if the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building (as contrasted with the Improvements), and if Landlord in its sole and exclusive discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall pay, at its sole cost and expense, the cost of such required changes upon receipt of bills therefor.

3.4           Approved Working Drawings.  Notwithstanding anything in this First Amendment Work Letter to the contrary, Landlord shall not commence (or allow the commencement of) the construction of the Improvements until the Final Working Drawings are approved in writing by Tenant and Landlord (the “Approved Working Drawings”).  After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits.  Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy.  Subject to the terms of Section 4.2.1, below, no changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1           The Contractor.  Tenant shall select, subject to Landlord’s reasonable approval, three (3) licensed general contractors (the “Bidding Contractors”) to bid on the construction of the Improvements.  Following such selection, Tenant shall solicit bids from the Bidding Contractors and, following such bidding process, shall select which Bidding Contractor shall be the contractor to construct the Improvements (the “Contractor”).  Landlord shall independently retain the Contractor to construct the Improvements in accordance with the Approved Working Drawings.  All subcontractors, materialmen and suppliers are subject to Tenant’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.

4.2           Construction of Improvements by Contractor under the Supervision of Landlord and Tenant.

4.2.1        Construction Contract; Over-Allowance Amount.  Landlord shall negotiate and prepare the form of the construction contract (the “Contract”) to be executed by and between Landlord and the Contractor based upon the form of the construction contract to be used in connection with the Tenant Work Letter attached to the Lease and applicable to the Existing Premises.  Notwithstanding the foregoing, the Contract shall expressly state that all “change orders” which (x) involve the expenditure of more than $25,000.00 in the aggregate; (y) adversely affect the systems and equipment of the Building or the Building Structure, or (z) adversely affect the exterior appearance of the Building, must be approved in advance by Landlord and Tenant in writing.  Prior to the commencement of the construction of the Improvements, and after Tenant has accepted all bids for the Improvements, Landlord shall submit to Tenant, for Tenant’s review and approval, a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in

Sections 2.2.1.1 through 2.2.1.7, above, in connection with the design and construction of the Improvements, which costs form a basis for the amount of the Contract (the “Final Costs”).  Prior to the commencement of construction of the Improvements, Tenant and Landlord shall identify the amount (the “Over-Allowance Amount”) equal to the difference between the amount of the Final Costs and the Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Improvements).  To the extent there exists an Over-Allowance Amount, then following Landlord’s disbursement of ninety percent (90%) of the Improvement Allowance to the Contractor (i.e., all of such Improvement Allowance minus a ten percent (10%) retention (the “Final Retention”) which Final Retention shall only be disbursed by Landlord to the Contractor following the completion of the Improvements and in accordance with the terms of the Contract), Landlord shall disburse, in accordance with the terms of this First Amendment Work Letter and in an aggregate amount not to exceed the Over-Allowance Amount, additional payments (“Over-Allowance Payments”) to Contractor in an amount equal to the total amount then due and owing to the Contractor in connection with the construction of the Improvements in the Premises as set forth in this First Amendment Work Letter (other than any corresponding Final Retention which shall be paid concurrently with Landlord’s payment of the Final Retention to the Contractor).  Tenant shall pay to Landlord the full amount of any and all amounts so disbursed by Landlord as Over-Allowance Payments within ten (10) days following Tenant’s receipt of a reasonably detailed invoice therefor.  In the event that, after the Final Costs have been determined, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be deemed to be an addition to the Over-Allowance Amount.

4.2.2        Supervision of Contractor.  Landlord and Tenant shall jointly supervise the construction of the Improvements by Contractor.  Landlord and Tenant shall mutually cooperate with each other in all phases of such supervision in order for the Improvements to be completed in a timely manner in accordance with the Approved Working Drawings.  Notwithstanding such joint supervision, Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to the product of (A) one percent (1%), and (B) the hard costs incurred with the Improvement Allowance Items identified in Sections 2.2.1.3 – 2.2.1.5 (whether paid for via the Improvement Allowance or as an Over-Allowance Amount, which Landlord Supervision Fee shall be for services relating to the coordination of the construction of the Improvements.

4.2.3        Contractor’s Warranties and Guaranties.  Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Improvements and which claims are covered by such warranties.

4.2.4        Indemnity.  Tenant’s indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities incurred by Landlord Parties and related in any way to any act or omission of Tenant or Tenant’s Architect at the Project; provided, however, that the foregoing indemnity shall not apply to the extent of Landlord’s gross negligence or willful misconduct.

4.2.5        Requirements of Contractor.  The Contractor shall guarantee to Landlord and for the benefit of Tenant that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof, and that the Contractor shall provide a warranty making Contractor responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract within one (1) year after the substantial completion of the Improvements.  The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby.  All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and may be directly enforced by either.  Landlord covenants to give to Tenant any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.6        Insurance Requirements.

4.2.6.1       General Coverages.  Contractor and all subcontractors shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.6.2       Special Coverages.  “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof.  Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all Contractor and all subcontractors shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.6.3       General Terms.  Certificates for all insurance carried pursuant to this Section 4.2.6.3 shall be delivered to Landlord and Tenant before the commencement of construction of the Improvements and before the Contractor’s equipment is moved onto the site.  All such policies of insurance must contain a provision that the company writing said policy will give Landlord and Tenant thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance.  In the event that the Improvements are damaged by any cause during the course of the construction thereof, Landlord shall immediately repair the same.  Landlord shall use commercially reasonable efforts to ensure that Contractor and all subcontractors maintain all of the foregoing insurance coverage in force until the Improvements are fully completed and accepted by Tenant, except for any Products and Completed Operation Coverage insurance, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant.  All policies carried under this Section 4.2.6.3 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents.  Landlord shall use commercially reasonable efforts to ensure that all insurance, except Workers’ Compensation, maintained by Contractor and all subcontractors shall preclude subrogation claims by the insurer against anyone insured thereunder.  Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.  The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.4 of this First Amendment Work Letter.

4.2.7        Governmental Compliance.  The Improvements shall comply in all respects with the following:  (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.8        Inspection.  Landlord and Tenant shall each have the right to inspect the Improvements upon reasonable notice to the other party and the Contractor, provided however, that Landlord’s or Tenant’s failure to inspect the Improvements shall in no event constitute a waiver of any of Landlord’s or Tenant’s, respectively, rights hereunder nor shall any such inspection of the Improvements constitute either party’s approval of the same.  Should either party disapprove any portion of the Improvements based on the failure of the Improvements to conform to the Final Working Drawings, the disapproving party shall notify the other in writing of such disapproval and shall specify the items disapproved.  Any defects or deviations in, and/or such disapproval of, the Improvements shall be rectified by Landlord.

4.2.9        Meetings.  Commencing upon Tenant’s selection of the Contractor and Architect, Landlord and Tenant shall hold regular meetings at a reasonable time (but in no event to be required more often than weekly), with the Architect and the Contractor (or their agents) regarding the progress of the preparation of Construction Drawings and the construction of the Improvements, which meetings shall be held at a location reasonably designated by Tenant or, in Landlord’s discretion, at the Premises.  In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord.  One such meeting each month shall include the review of Contractor’s current request for payment.

4.3           Notice of Completion; Copy of Record Set of Plans.  Within ten (10) days after completion of construction of the Improvements, Landlord shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Tenant upon such recordation.  If Landlord fails to do so, Tenant may execute and file the same on behalf of Landlord as Landlord’s agent for such purpose, at Landlord’s sole cost and expense.  At the conclusion of construction, (i) Landlord and Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord and Tenant two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the

Premises, and (ii) Landlord shall deliver to Tenant a copy, bound in a binder (with an index), of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

4.4           Cooperation and Joint Efforts.  Landlord and Tenant hereby acknowledge that the design and construction of the Improvements will require both of Landlord and Tenant to mutually cooperate in good faith, using diligent and commercially reasonable efforts to reach agreement or otherwise cooperate in connection with a significant amount of design and construction milestones and action items, only the most significant of which milestones and items are specifically addressed in this First Amendment Work Letter.  Landlord and Tenant each hereby commit to so cooperate in good faith, and to use such diligent and commercially reasonable efforts.  Such cooperative efforts shall include the parties’ prompt sharing of information with regard to municipal or local planning group meetings which may affect the construction of the Improvements so as to provide all relevant parties an opportunity to attend the same.

SECTION 5

DELAYS

5.1           Landlord Caused Delays.  If there shall be a delay or there are delays in the “Substantial Completion of the Improvements” (as that term is defined in Section 5.4, below) due to a “Landlord Caused Delay,” then Tenant shall be entitled to the “Substantial Completion Rent Abatement” as more particularly set forth in Section 5.3, below.  As used in this First Amendment Work Letter, “Landlord Caused Delay” shall mean actual delays to the extent resulting from the acts or omissions of Landlord including, but not limited to (i) failure of Landlord to timely approve or disapprove any Construction Drawings; (ii) material and unreasonable interference by Landlord, its agents, employees or contractors with the Substantial Completion of the Improvements and which objectively preclude or delay the construction of tenant improvements in the Building by any person, which interference relates to access by Tenant, or the Contractor to the Building or any Building facilities (including loading docks and freight elevators) or service (including temporary power and parking areas as provided herein) during normal construction hours, or the use thereof during normal construction hours; (iii) delays due to the acts or failures to act of Landlord, its agents, employees or contractors including without limitation any such acts or failures to act with respect to payment of the Improvement Allowance.

5.2           Determination of a Landlord Caused Delay.  If Tenant contends that a Landlord Caused Delay has occurred, Tenant shall immediately notify Landlord in writing (the “Delay Notice”) of the event that constitutes such Landlord Caused Delay.  If such action, inaction or circumstance qualifies as a Landlord Caused Delay, then a Landlord Caused Delay shall be deemed to have occurred commencing on the date such action, inaction or circumstance first occurred, and ending on the date such delay ends.  Each day during such period shall be referred to herein as a “Landlord Delay Day;” provided, however, to the extent Tenant is aware (or using commercially reasonable due diligence, should be aware) of an event that otherwise constitutes a Landlord Caused Delay and fails to immediately provide a Delay Notice to Landlord, then the number of Landlord Delay Days shall be reduced by the number of calendar days occurring during the period commencing on the date when Tenant became aware (or using commercially reasonable due diligence, should have become aware) of such event and the date upon which Tenant actually provides a Delay Notice to Landlord in connection with the same.

5.3           Substantial Completion Rent Abatement.  In the event a Landlord Delay shall be determined to have occurred as set forth in Section 5.2, above, then commencing on the Expansion Commencement Date, and continuing for each Landlord Delay Day (such period, the “Substantial Commencement Rent Abatement Period”), Tenant shall receive a day-for-day abatement of the Base Rent otherwise attributable to the 10445 Premises (as opposed to the 10421 Premises) (the “Substantial Completion Rent Abatement”) for each Landlord Delay Day.

5.4           Definition of Substantial Completion of the Improvements.  For purposes of this Section 5, “Substantial Completion of the Improvements” shall mean completion of construction of the Improvements in the Premises pursuant to the Approved Working Drawings as evidenced by a Certificate of Completion from the Architect, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.

5.5           Tenant Caused Delays.  If there shall be an actual delay or there are delays in the Substantial Completion of the Improvements as a direct, indirect, partial, or total result of:

5.5.1        Tenant’s failure to approve any matter requiring Tenant’s approval in this First Amendment Work Letter within the longer of the time period set forth herein or five (5) business days;

5.5.2        A default by Tenant of the terms of this First Amendment Work Letter or the Lease which continues beyond the applicable notice and cure period;

5.5.3        Changes in any of the Construction Drawings after reasonable disapproval of the same by Landlord or because the same do not comply with Code or other applicable laws;

5.5.4        Tenant’s request for changes in the Approved Working Drawings;

5.5.5        Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Improvements, as set forth in this Amendment;

5.5.6        Changes to the Base Building required by the Approved Working Drawings; or

5.5.7        Any other acts or omissions of Tenant, or its agents, or employees;

then, notwithstanding anything to the contrary set forth in the Lease, as hereby amended, or this First Amendment Work Letter and regardless of the actual date of the Substantial Completion of the Improvements, the Substantial Completion of the Improvements shall be deemed to be the date the Substantial Completion of the Improvements would have occurred if no Tenant delay or delays, as set forth above, had occurred.  If Landlord contends that a Tenant Delay has occurred or may be occurring, Landlord shall immediately notify Tenant in writing (the “Tenant Delay Notice”) of the event that constitutes such Tenant Delay.  Landlord and Tenant hereby acknowledge and agree that as of the date of this Amendment, no event has occurred which may constitute a Tenant delay.

SECTION 6

MISCELLANEOUS

6.1           Tenant’s Representative.  Tenant has designated Richard Murawski and Tamara Seymour as its representatives with respect to the matters set forth in this First Amendment Work Letter, each of whom shall have full authority and responsibility to act on behalf of the Tenant as required in this First Amendment Work Letter.

6.2           Landlord’s Representative.  Landlord has designated Randy Jackson as its sole representatives with respect to the matters set forth in this First Amendment Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this First Amendment Work Letter.

6.3           Time of the Essence in This First Amendment Work Letter.  Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

6.4           Tenant’s Lease Default.  Notwithstanding any provision to the contrary contained in this Lease, if an economic or material default (after applicable notice and cure periods, if any) as described in the Lease or this First Amendment Work Letter has occurred at any time on or before the substantial completion of the Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance(in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused thereby), and (ii) all other obligations of Landlord under the terms of this First Amendment Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).